As filed with the Securities and Exchange Commission
                                on July 23, 1998

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------

                   POST-EFFECTIVE AMENDMENT NO. 4 ON FORM S-3
--------------------------------------------------------------------------------
                                       TO
--------------------------------------------------------------------------------
                                    FORM S-1
--------------------------------------------------------------------------------
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  OXiGENE, INC.
--------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

                                    Delaware
--------------------------------------------------------------------------------

         (State or other jurisdiction of incorporation or organization)

                                   13-3679168
--------------------------------------------------------------------------------

                      (I.R.S. Employer Identification No.)

          One Copley Place, Suite 602, Boston, MA 02116, (617) 536-9500
--------------------------------------------------------------------------------

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

        Mr. David Sherris, One Copley Place, Suite 602, Boston, MA 02116,
                                 (617) 536-9500
--------------------------------------------------------------------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                             Gerald A. Eppner, Esq.
                          Cadwalader Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this post-effective amendment.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 33-64968

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           --------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a),
may          determine.

PROSPECTUS

906,541   Shares  of  Common   Stock   Underlying   Publicly   Traded   Warrants
================================================================================


                                  OXiGENE, INC.

     This Prospectus relates to up to 906,541 shares of Common Stock, par value $.01 per share (the "Common Stock"), of OXiGENE, Inc. (the "Company" or "OXiGENE"), that may be issued by the Company upon the exercise of warrants (the "Warrants") which were included in the Units (the "Units") originally issued by the Company pursuant to a prospectus dated August 26, 1993 (the "Separation Date"), of which 847,235 warrants remain outstanding on July 17, 1998. The Warrant Agreement, dated August 26, 1993 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company as Warrant Agent, pursuant to which the Warrants were issued, provided that each Warrant entitles the holder thereof to purchase one share of Common Stock for $7.00 during the first year of exercisability ending on the first anniversary of the Separation Date, with the exercise price thereafter increasing by $2.00 on each annual anniversary of the Separation Date. The Warrant exercise price is subject to adjustment in the event of the occurrence of certain events, including stock dividends, stock splits, mergers and reclassifications (the "Antidilution Provisions"). As a result of the Antidilution Provisions, the current exercise price of each Warrant is $14.35.

     On August 29, 1994, the Company and the Warrant Agent amended the Warrant Agreement in certain respects. As so amended, the Warrant Agreement currently provides that each Warrant entitles the holder thereof to acquire upon exercise of the Warrant 1.07 shares of Common Stock at an exercise price of $14.35 per share. No fractional shares are to be issued. Unless extended, unexercised Warrants were to expire by their terms at the close of business on August 26, 1998 (the "Original Expiration Date").

     On July 8, 1998, the Company and the Warrant Agent amended the Warrant Agreement to provide that (a) at 5:00 p.m., New York City time on August 26, 1998, with no action required to be taken by the holders of the Warrants, the Original Expiration Date will be extended (the "Extension") to 5:00 p.m., New York City time, on December 31, 1999 (the "Amended Expiration Date"), (b) each Warrant shall be exercisable on and after August 26, 1998, and until the Amended Expiration Date, for 1.07 shares of Common Stock at a price of $14.35 (i.e., the exercise price currently in effect), subject only to the Antidilution Provisions (the "Price Amendment"), and (c) the Company has the right, but not the obligation, at any time after the Original Expiration Date, to redeem, at any time or from time to time, any or all of the Warrants (the "Call" and, together with the Extension and the Price Amendment, the "Amendments"); provided, however, the Company may exercise the Call only if (i) the average trading price of the shares of the Company's Common Stock, as reported by the National Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), for any period of ten consecutive trading days (not including any days on which the Nasdaq is open for trading, but there are no purchases or sales of Common Stock), has traded at not less than $16.00 per share, and (ii) the Company has given not less than 20 days written notice to the holders of Warrants indicating the Company's election to exercise the Call. Following a Call, any Warrants that were called that remain unexercised at the end of the 20-day notice period will be redeemed promptly thereafter at a redemption price of $.001 per Warrant, payable by the Company in cash.

     The holders of Warrants need take no action in connection with the Amendments to the Warrant Agreement, which apply to all outstanding Warrants. The holders of Warrants need not turn in their certificates evidencing the Warrants that do not reflect the Amendments (the "Original Warrant
Certificates") even after the Original Expiration Date. However, after the Original Expiration Date, any holder of Warrants has the right, but not the obligation, at its election, to surrender Original Warrant Certificates to the Warrant Agent which will thereupon be replaced with certificates evidencing Warrants containing the Amendments (the "Revised Warrant Certificates"). In addition, after the Original Expiration

     Date, Revised Warrant Certificates will be issued in connection with (a) any transfer of Warrants evidenced by Original Warrant Certificates or (b) a partial exercise of Warrants evidenced by Original Warrant Certificates.

     Other than the amendments to the Warrant Agreement specifically set forth in Post-Effective Amendment No. 4 on Form S-3 to Form S-1 Registration Statement, of which this Prospectus is a part, and other than as set forth in Post-Effective Amendment No. 2 on Form S-3 to Form S-1 Registration Statement, dated September 30, 1994, the Warrant Agreement has not been amended. The Company will receive the full proceeds of the exercise of any Warrants.

     The shares of Common Stock of the Company are traded on Nasdaq under the symbol "OXGN." The last reported sale price of the Company's Common Stock as reported by Nasdaq on July 6, 1998 was $11.8125.

     The Securities Offered Hereby Involve a High Degree of Risk. See "Risk Factors" beginning on page 7.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                -----------------

                  The date of this Prospectus is July 23, 1998.

                            FORWARD-LOOKING STATEMENT

     Certain statements in this Prospectus under the captions "The Company," "Use of Proceeds," "Risk Factors," "Plan of Distribution" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; patent protection, enforcement and infringement; proprietary technology; industry trends; competition; ability to develop markets; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation; ability to develop and test its technology and compounds; ability to continue its clinical trial program, research and development and collaborative arrangements; and other factors referenced in the "Risk Factor" section of this Prospectus. These forward-looking statements speak only as of the date of this Prospectus, and there is no assurance that the forward-looking information will be accurate or that the assumptions on which they are based will prove to be correct. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                   THE COMPANY

     OXiGENE, Inc. ("OXiGENE" or the "Company") is an international biopharmaceutical company developing a portfolio of products that focus primarily on combating cancer. The Company's initial product development is based on proprietary DNA repair technology. The Company currently has three product candidates in clinical development. Neu-Sensamide(TM), a radiosensitizer, is in a Phase III clinical trial in patients with non-small cell lung cancer and two Phase I studies in patients with glioblastoma. Oxi-104 is being developed as a chemosensitizer in Phase I studies in patients with advanced stage cancers. Cordycepin is a compound in Phase I studies in patients with TdT positive leukemia. The Company is also developing Combretastatin A-4 phosphate, a tumor vascular targeting agent that in pre-clinical studies destroyed the blood vessels that enable a tumor to survive and grow. Combretastatin is expected to enter clinical trials in the second half of 1998.

     OXiGENE's principal products, Neu-Sensamide(TM) and Oxi-104 (proposed generic name declopramide), are sensitizers, drugs that make a tumor more susceptible to damage by radiation or chemotherapy. Both products are based on the Company's proprietary knowledge of the processes by which certain enzymes repair damaged DNA sites, a function essential to a cell's survival. The cell's enzymes that normally repair DNA damage to the tumor cell counter the cytotoxic (cell-killing) effects of radiation and chemotherapy by repairing the tumor cell's DNA that has been damaged by either of those therapies. When administered in accordance with its prescribed regimen, the Company believes, on the basis of its clinical studies, that Neu-Sensamide(TM) should make cancerous tumor cells more sensitive to radiation by inhibiting DNA repair activity, consequently increasing tumor damage from radiation therapy in those cells. Accordingly, the Company expects that patient response to radiation therapy should be improved and may result in increased tumor shrinkage, reduced side effects, or both. Based on the results of preclinical animal studies, OXiGENE believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects.

     Neu-Sensamide(TM) is a proprietary reformulation of Sensamide,(TM) a prototype drug in which metoclopramide is the active ingredient. In September 1997, the Company announced the first preliminary results of its European, randomized, controlled Phase II/III clinical trial of Sensamide(TM) in combination with radiation therapy in 218 patients with inoperable non-small cell lung cancer ("NSCLC"), which indicated an increased median survival time for those patients who received a full dosage of Sensamide(TM) plus radiation. In March 1998, the Company supplemented those preliminary results with tumor response data. The additional study data indicate that more patients with squamous cell carcinoma (the most common form of lung cancer) and a Karnofsky score (a benchmark for assessing the degree of illness or terminally ill patients) of 90 or higher, when receiving Sensamide(TM) plus radiation, experienced tumor response. Forty-seven percent (47%) of those patients experienced complete or partial (complete is 100% and partial is 50% or greater) tumor response, compared to 30% for patients who received radiation only. A significant number of patients did not complete the Sensamide(TM) treatment because of either the Central Nervous System (CNS) side effects associated with metoclopramide (approximately 25%) or the progressive deterioration of their health (approximately 20%). These CNS side effects (sedation, anxiety, restlessness and depression), however, are reversible, have been well documented in the clinical literature for more than 30 years, and were not unexpected by the Company. The Company believes those results constitute sufficient proof of the theory underlying its principal scientific concept to provide a basis for it to continue advanced clinical studies with respect to its later generation drugs, which, the Company believes, have reduced side effects from those experienced with Sensamide(TM) (as described above).

     In the fourth quarter of 1996, OXiGENE commenced an additional randomized, controlled Phase III clinical trial in 226 patients with NSCLC using Neu-Sensamide(TM), the Company's second-generation sensitizer drug. Based on preliminary preclinical studies and a Phase I clinical trial, the Company believes that Neu-Sensamide(TM) will show a reduced CNS side effect profile compared to Sensamide,(TM) resulting in an increase of the number of patients completing treatment. The Company intends to use the results of the
Sensamide(TM) study to support a New Drug Application ("NDA") for Neu-Sensamide(TM) as a radiation sensitizer for the treatment of patients with NSCLC.

     In the fourth quarter of 1997, a 15-patient, open-label, Phase I study of Neu-Sensamide(TM) in patients with glioblastoma, a highly malignant form of brain cancer, commenced in the United States. The European Phase I/II counterpart of this study was initiated in Sweden in the second quarter of 1996.

     After the filing of an Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA") in March 1997, the Company commenced Phase I/II clinical tests of Oxi-104, the Company's third generation sensitizer, in combination with 5-FU and Cisplatin (chemotherapeutic agents) in patients with advanced stages of cancer. Oxi-104 is an N-substituted benzamide but, unlike Sensamide(TM) and Neu-Sensamide,(TM) it is not based on metoclopramide (an N-substituted benzamide). Oxi-104 has been designed with a molecular structure that, the Company believes, may reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides.

     The first of the Company's products being developed, under a collaborative arrangement, as a direct treatment of cancer is Cordycepin. A Phase I clinical study of Cordycepin in combination with Pentostatin in patients with refractory TdT-positive acute lymphoid leukemia started in the first quarter of 1997, in collaboration with Boston Medical Center Corporation, an affiliate of Boston University Medical Center ("BMC"), and the National Cancer Institute. The collaboration with BMC was expanded with the appointment of Dr. Ronald Pero, OXiGENE's Chief Scientific Officer, as a professor and member of BMC's scientific staff and the creation of an OXiGENE-sponsored research facility that will conduct research into, among other things, the potential therapeutic synergies between N-substituted benzamides and Cordycepin and related compounds. OXiGENE has an option to acquire an exclusive, world-wide, royalty-bearing license with respect to any invention or product, including Cordycepin, conceived in the course of work performed under the BMC agreement.

     In  May  1997,  OXiGENE  entered  into  an  agreement  with  Arizona  State
University ("ASU") to develop and test certain Combretastatin compounds, including Combretastatin A-4 Prodrug (hereinafter generally referred to as "Combretastatin"). Combretastatins are naturally-occurring substances, that were identified and isolated by Dr. George R. Pettit, Regents Professor of Chemistry, and his colleagues at ASU, from the South African bushwillow tree. Combretastatin is believed to block the growth of new blood vessels into the tumor and to destroy recently-formed blood vessels within the tumor. OXiGENE has an option to acquire an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to Combretastatin.

     The Company has also developed proprietary assays (tests) that measure levels of the DNA repair enzyme PARP (Poly (ADP Ribose) Polymerase) in blood, thereby suggesting DNA repair activity that the Company believes correlates to immune function and status, and has identified a mixture of compounds, Nicoplex, that it believes may be capable of stimulating DNA repair. Based on preclinical studies to date, OXiGENE has commenced the clinical development of these product areas.

     There can be no assurance that the Company's existing and planned product development efforts and clinical trials for Sensamide,(TM) Neu-Sensamide(TM) or any other compounds, will be successful or completed within anticipated time frames, or at all; that regulatory approvals will be obtained or will be as broad as sought; or that any products, if introduced, will achieve market acceptance. In addition, there can be no assurance that the Company's technology will prove effective, that the Company will be able to enter into strategic alliances or joint ventures or that the terms thereof will be favorable to the Company, or that the Company will be profitable.

     The Company was incorporated in New York in 1988, and subsequently was re-incorporated in Delaware in 1992. The Company established a Swedish subsidiary, OXiGENE Europe AB, in December 1994. The Company's principal executive office is located at One Copley Place, Suite 602, Boston, MA 02116 (phone no.: 617-536-9500; fax no.: 617-536-4700, and in Sweden at
Blasieholmsgatan 2C, S-111 48 Stockholm, Sweden (phone no.: 011 46 8 678 8720; fax no.: 011 46 8 678 8605) and at Scheelevagen 17, S-223 70 Lund, Sweden (telephone no.: 011 46 46 16 8860; fax no.: 011 46 46 16 8866). Any references in this Prospectus to "OXiGENE" or the "Company" shall mean OXiGENE, Inc. and its wholly-owned Swedish subsidiary, OXiGENE Europe AB.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative, involves a high degree of risk and should only be made by persons or entities capable to afford a loss of their entire investment. In addition to the other information included elsewhere or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

     This Prospectus contains, in addition to historical information, forward-looking statements that involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere in this Prospectus.

     History of Losses and Anticipated Future Financial Results; Uncertainty of Future Profitability. The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of December 31, 1997, had a deficit accumulated during the development stage of approximately $25.5 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its continuing clinical trials and anticipated research and development activities and the general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its products are in varying stages of development and testing. The Company's ability to attain profitability will depend upon, inter alia, its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to license or otherwise market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis.

     Early Stage of Product Development; Uncertainties of Clinical Trials; Unproven Safety and Efficacy. The Company's products are in an early stage of development. In order to achieve profitable operations on a continuing basis, the Company, alone or in collaboration with others, must successfully develop, manufacture, introduce and market its products. The time frame necessary to bring a product to market is long and uncertain. The products currently under development by the Company will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has obtained favorable results to date in preclinical studies and clinical trials of certain of its products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and there can be no assurance that clinical testing will show any of the Company's products to be safe or efficacious. Additionally, there can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to amend, delay, suspend or terminate those clinical trials. There can also be no assurance that the Company's research or product development efforts or those of its collaborative partners will be successfully completed, that any compounds currently under development by the Company will be successfully developed into drugs, or that any products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

     Need for Additional Funds; Uncertainty of Future Funding. The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue and even to accelerate over at least the next several years. The Company's capital requirements will depend on numerous factors, including: the progress of preclinical testing and clinical trials; the progress of the Company's research and development programs; the time and costs required to obtain regulatory approvals; the resources devoted to manufacturing methods and advanced technologies; the ability to obtain licensing arrangements; the cost of filing, prosecuting and, if necessary, enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for the Company's products if and when approved. The Company will have to raise substantial additional funds to complete development of any product or bring products to market. Issuance of additional equity securities by the Company, for these or other purposes, could result in dilution to then existing stockholders. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would not otherwise relinquish, which may have a material adverse effect on the Company.

     Dependence  on  Others  for  Clinical  Development  and  Manufacturing  and
Marketing. The Company has limited experience in drug development, the regulatory approval process, manufacturing and marketing. Other than Dr. Ronald
W. Pero, Ph.D., the Company's Chief Scientific Officer, and Bjorn Nordenvall, M.D. and Ph.D., the Company's Chief Executive Officer, Chairman and President, the Company does not directly employ any scientists or other laboratory personnel and all of its preclinical tests and clinical trials are subcontracted to and performed at the University of Lund, Sweden and at other centers in Europe and the United States, with the assistance of research and consulting firms. Accordingly, OXiGENE has depended, and in the future is likely to continue to depend, on others for assistance in many areas, including research, conducting preclinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Although the Company considers its relations with existing collaborative partners to be satisfactory, all its current arrangements are short term in nature. Funding requirements, competitive factors or prioritization of other opportunities may lead the Company to seek additional arrangements with third parties. While OXiGENE is likely to explore license and development opportunities for its technologies with other companies, there can be no assurance that the Company will be successful in establishing and maintaining collaborative agreements or licensing arrangements; that any collaborative partner will not be pursuing alternative technologies or developing alternative compounds either on its own or in collaboration with others, directed at the same diseases as those involved in its collaborative arrangements with the Company; that any such collaborative partners will devote resources to the Company's technologies or compounds on a basis favorable to the Company; that any such arrangements will be on terms favorable to OXiGENE; or that, if established, such future licensees will be successful in commercializing products. Finally, if the Company's collaboration arrangements are terminated prior to their expiration or if the other parties to such arrangements fail to adequately perform, there can be no assurance that submission of product candidates for regulatory approval will not be delayed. See information in the Annual Report under the caption "Business--Research and Development and Collaborative Arrangements", which is incorporated by reference herein.

     Clinical Trials; Government Regulation and Health Care Reform; Managed Care. The Company's research and development activities, preclinical testing and clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. See information in the Company's Annual Report in Form 10-K for the year ended December 31, 1997, under the caption "Business--Product Development Government and Regulatory Processes", which is incorporated by reference herein. Preclinical testing and clinical trials and manufacturing and marketing of OXiGENE's products are and will continue to be subject to the rigorous testing and approval processes of the Food and Drug
Administration, the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. Clinical testing and the regulatory process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any products developed by OXiGENE or that a product, if approved in one country, will be approved in other countries. See information in the Annual Report under the caption "Business--Product Development Government and Regulatory Processes", which is incorporated by reference herein. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Additionally, further government regulation may be established which could prevent or delay regulatory approval of the Company's products. Further, the U.S. Congress continues to debate various health care reform proposals which, if adopted, may have a material adverse effect on the Company. Moreover, continued cost control initiatives by health care maintenance organizations and similar programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies.

     Competition and Risk of Technological Obsolescence. The Company is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than the Company. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than the Company. The Company also competes with universities and other research institutions in the development of products, technologies and processes. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company. See information in the Annual Report under the caption "Competition." There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by the Company or that would render the Company's technology and products less competitive or even obsolete. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company, which could materially adversely affect the Company.

     Dependence on Patents and Proprietary Technology. To date, OXiGENE's principal products, Sensamide(TM) and Neu-Sensamide(TM), have been based on certain available compounds that are produced by others. The Company anticipates that products it develops hereafter may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers and/or for any specific uses it discovers for new or previously known compounds, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes may continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.

     The  Company's  success  will  depend,  in part,  on its  ability to obtain patents, protect its trade secrets and operate without infringing on the proprietary rights of others. As of July 16, 1998, the Company is the assignee of four granted U.S. patents, seven pending U.S. patent applications, and of granted patents and/or pending applications in other countries (and/or international applications designating other countries) corresponding to three of the granted U.S. patents and five of the pending U.S. applications. In addition, the Company will be the assignee of international and foreign counterparts of the other two pending U.S. applications, which counterparts are expected to be filed within the next 12 months. The patent position of pharmaceutical and biotechnology companies like OXiGENE generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in U.S. patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, there can be no assurance that the Company's patent applications will result in patents being issued, that any issued patents will provide the Company with competitive protection or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Moreover, since some of the basic research relating to one or more of the Company's patent applications and/or patents was performed at various universities and/or funded by grants, particularly in Sweden, there can be no assurance that one or more universities, employees of such universities and/or grantors will not assert that they have certain rights in such research and any resulting products, although the Company is not aware of any such assertions or any basis therefor. Furthermore, there can be no assurance that others will not independently develop similar products, will not duplicate any of the Company's products or, if patents are issued to the Company, will not design around such patents. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in connection with patents to which it holds a license or in bringing suit to protect the Company's own patents against infringement. The Company generally requires employees, Scientific Advisory Board members and the institutions that perform its preclinical and clinical tests (though not the employees of such institutions) to enter into confidentiality agreements with the Company. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with the Company is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by such employees shall be the exclusive property of the Company. There can be no assurance, however, that any such agreement will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information. See information in the Annual report under the caption "Business--Patents and Trade Secrets."

     Dependence  on Certain  Officers  and  Directors  and  Others.  The Company
believes that its success is, and will likely continue to be, materially dependent upon its ability to retain the services of certain of its current officers and directors, particularly Dr. Bjorn Nordenvall, its Chief Executive Officer, Chairman and President, and Dr. Ronald Pero, its Chief Scientific Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company. In addition, the Company has established relationships with universities, hospitals and research institutions, particularly the University of Lund, Lund, Sweden, which have historically provided, and continue to provide, the Company with access to research laboratories, clinical trials, facilities and patients. Dr. Pero is a Professor of Molecular Ecogenetics at the University of Lund. The Company benefits indirectly from certain research grants received by Dr. Pero. The Company is materially dependent on the research and development efforts of Dr. Pero and his various relationships and affiliations, the loss of which could have a material adverse effect on the Company's business. Additionally, the Company believes that it may, at any time and from time to time, be materially dependent on the services of consultants and other unaffiliated third parties.

     Product Liability Exposure; Limited Insurance Coverage. The use of the Company's products in clinical trials and for commercial applications, if any, may expose the Company to liability claims, in the event such products cause injury, disease or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although the Company has obtained liability insurance coverage for its ongoing clinical trials, there can be no assurance that such coverage will be in amounts sufficient to protect the Company against claims or recalls that could have a material adverse effect on the financial condition and prospects of the Company. Further, adverse product and similar liability claims could negatively impact the Company's ability to obtain or maintain regulatory approvals for its technology and products.

     Price Volatility of the Common Stock. The market price of the Common Stock has been, and likely will continue to be, highly volatile as frequently is the case with the publicly-traded securities of pharmaceutical research and development companies. Factors such as results of clinical trials, announcements of research developments and results by the Company or its competitors and government regulatory action affecting the Company's products in both the United States and foreign countries have had, and may continue to have, a significant effect on the Company's business and on the market price of the Common Stock. As of March 31, 1998, an aggregate of 49,612 Stock appreciation rights ("SARs"), with a weighted average exercise price of $7.19 per SAR, had been granted to certain clinical investigators and consultants. The Company is not required to make any cash payments upon exercise of any such SAR. If and when the spread between the market price of the Company's Common Stock and the exercise price of the SARs changes, the charge for financial reporting purposes to research and development will be adjusted to reflect an increase or decrease, as the case may be, in the market price of the Company's Common Stock. In addition, substantially all of the shares of Common Stock issuable upon exercise of outstanding options, SARs and warrants have been registered and may be sold from time to time hereafter. Such sales, as well as future sales of Common Stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Common Stock. The price and liquidity of the Common Stock may also be significantly affected by trading activity and market factors related to the Nasdaq and Stockholm Stock Exchange markets, which factors and the effects thereof may differ between those markets.

     No Dividends. The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future.

     Year 2000 Compliance. Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than two years, the computer systems and software used by many companies may need to be updated to comply with such "Year 2000" requirements. The Company believes its accounting and management information systems are Year 2000 compliant. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 compliance is beyond the Company's control. The failure of such third parties to address adequately Year 2000 compliance could have a material adverse effect on the Company's business, results of operations and financial conditions.


                              PLAN OF DISTRIBUTION

     Shares of Common Stock will be issued upon exercise of Warrants as evidenced by the surrender of the Warrant certificate or certificates on or prior to the expiration date of such Warrants at the offices of American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price for each Warrant being exercised. No soliciting agent has been engaged by the Company for the purpose of soliciting the exercise of the Warrants.


                                INFORMATION AGENT

     The Company has engaged the services of Innisfree M&A Incorporated ("Innisfree") to serve as information agent for the purpose of answering inquiries from holders of Warrants. Additional copies of this Prospectus may also be obtained from Innisfree. Innisfree's address and telephone number are:

                           Innisfree M&A Incorporated
                           501 Madison Avenue, 20th Floor
                           New York, NY  10022
                           (888) 750-5834 in the U.S. or
                           (212) 750-5834 from outside the U.S.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal U.S. federal income tax considerations relevant to a holder of Warrants in connection with the adoption of the Amendments and the ownership, disposition and exercise or lapse of a Warrant following adoption of the Amendments. This summary deals only with the beneficial owner of a Warrant that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "U.S. Holder").

     This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein.

     This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant in respect of the adoption of the Amendments or a decision to hold, buy, sell, exercise or let lapse a Warrant. This summary addresses only U.S. Holders that own Warrants and any Common Stock received upon exercise thereof as capital assets and does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, retirement plans, regulated investment companies, securities dealers, or investors whose functional currency is not the U.S. dollar), and persons that will hold a Warrant as part of a "straddle" or "conversion transaction" for federal income tax purposes or otherwise as part of an integrated transaction. No ruling from the Internal Revenue Service ("IRS") will be sought with respect to the Warrants and the IRS could take a contrary view with respect to the matters described below.

ALL HOLDERS OF THE WARRANTS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE ADOPTION OF THE AMENDMENTS, THE OWNERSHIP, DISPOSITION AND EXERCISE OR LAPSE OF THE WARRANTS, AND OF THE OWNERSHIP OF ANY COMMON STOCK RECEIVED UPON EXERCISE OF THE WARRANTS.

Adoption of the Amendments

     A U.S. Holder generally should not recognize gain or loss upon the adoption of the Amendments, should have a tax basis in the Warrants after the adoption of the Amendments (the "Amended Warrants") equal to that U.S. Holder's tax basis in the Warrants prior to the adoption of the Amendments (the "Pre-Amendment Warrants"), and should have a holding period in the Amended Warrants that includes that U.S. Holder's holding period in the Pre-Amended Warrants. However, if the Company pays a dividend or makes a distribution to its shareholders or holders of warrants (other than the Warrants), or pays interest on any convertible debt that may be outstanding, each within a 36 month period beginning on the effective date of the adoption of the Amendments or subsequent to such 36 month period if pursuant to a plan, the adoption of the Amendments could be treated as a taxable distribution. The Company does not anticipate the payment of dividends or any other such distributions or payments within the 36-month period beginning on the effective date of the adoption of the Amendments and does not plan otherwise to make such a distribution or payment.

     Under section 305(c) of the Code, certain adjustments to the exercise price of the Amended Warrants or the number of shares of Common Stock purchasable upon exercise of the Amended Warrants that occur pursuant to the terms of the Amended Warrants could result in a deemed distribution to U.S. Holders or to the holders of Common Stock, which could be taxable to such U.S. Holders or holders of Common Stock.

Sale, Exchange, or Redemption of Amended Warrant

     A sale, exchange, or redemption of an Amended Warrant will generally result in taxable gain or loss equal to the difference between the amount realized and the U.S. Holder's tax basis in the Amended Warrant. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Amended Warrant exceeds one year. In the case of a U.S. Holder that is a noncorporate taxpayer, any such long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of (i) 20%, if the noncorporate U.S. Holder's holding period in respect of the Amended Warrant is more than 18 months at the time of such disposition, or (ii) 28%, if the noncorporate U.S. Holder's holding period in respect of the Amended Warrant is more than one year, but not more than 18 months, at the time of such disposition. Certain pending legislation would reduce the holding period for the maximum 20% rate from more than 18 months to more than one year. The ability to use capital losses to offset ordinary income in determining taxable income generally is limited.

Exercise of Amended Warrant

     In general, no gain or loss will be recognized on the receipt of Common Stock pursuant to an exercise of an Amended Warrant, except to the extent a U.S. Holder receives cash in lieu of fractional shares of stock. The tax basis for the Common Stock received upon such exercise will be equal to the sum of the U.S. Holder's tax basis in the Amended Warrant exercised (reduced by the portion of such tax basis allocable to any fractional shares paid in cash) and the exercise price. The holding period for any Common Stock received on exercise of an Amended Warrant will begin on the date the Amended Warrant is exercised.

Lapse of Amended Warrant

     If an Amended Warrant lapses unexercised, the U.S. Holder will recognize loss in an amount equal to the U.S. Holder's tax basis in the Amended Warrant. Such loss will be long-term capital loss if the U.S. Holder's holding period exceeds one year.

Sale, Exchange, or Redemption of Common Stock Received on Exercise of Amended Warrant

     A sale, exchange, or redemption of Common Stock received on the exercise of an Amended Warrant generally will result in taxable gain or loss equal to the difference between the amount realized and the U.S. Holder's tax basis in the Common Stock. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Common Stock exceeds one year. In the case of a U.S. Holder that is a noncorporate taxpayer, any such long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of
(i) 20%, if the noncorporate U.S. Holder's holding period in respect of the Common Stock is more than 18 months at the time of such disposition, or (ii) 28%, if the noncorporate U.S. Holder's holding period in respect of the Common Stock is more than one year, but not more than 18 months, at the time of such disposition. Certain pending legislation would reduce the holding period for the maximum 20% rate from more than 18 months to more than one year. The ability to use capital losses to offset ordinary income in determining taxable income generally is limited.

Backup Withholding

     A U.S. Holder may be subject to backup withholding tax at the rate of 31% with respect to dividends paid on or the proceeds of a sale, exchange, or redemption of a share of Common Stock or an Amended Warrant unless (i) such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules. The Company, its agent, a broker or a paying agent, as the case may be, will be required to deduct and withhold any such backup withholding tax. Backup withholding is not an additional tax and may be credited against the taxpayer's U.S. federal income tax liability, provided that the required information is furnished.


                            DESCRIPTION OF SECURITIES

     Common Stock. The Company is authorized to issue 60,000,000 shares of Common Stock, par value $.01 per share, of which 10,204,049 shares of Common Stock are outstanding as of July 6, 1998. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. As a consequence, the holders of more than 50% of the shares voting for the election of directors can elect all the directors. The By-Laws provide that only a majority of the issued and outstanding shares of Common Stock need to be represented for a quorum, and to transact business at a stockholders' meeting. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of the funds legally available therefor. The Company has no present plans to pay dividends with respect to the shares of Common Stock. In the event of liquidation, dissolution or the winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock underlying the Warrants, when issued in accordance with the terms of the Warrants, will be, validly authorized and issued, fully paid and nonassessable.

     Warrants. In August 1993, the Company completed an initial public offering of 1,605,000 Units (the "Units"). Each Unit consisted of one share of Common Stock, par value $.01 per share (the "Common Stock"), and one Warrant to purchase one share of Common Stock (the "Warrants"). The Common Stock and the Warrants included in the Units became separately transferable on August 26, 1993 (the "Separation Date"). The Warrant Agreement, dated August 26, 1993 (the "Warrant Agreement"), between the Company and the Warrant Agent, pursuant to which the Warrants were issued provides that each Warrant entitles the holder thereof to purchase one share of Common Stock for $7.00 during the first year of exercisability ending on the first anniversary of the Separation Date, with the exercise price thereafter increasing by $2.00 on each annual anniversary of the Separation Date. The Warrant exercise price is subject to adjustment in the event of the occurrence of certain events, including stock dividends, stock splits, mergers and reclassifications (the "Antidilution Provisions"). As a result of the Antidilution Provisions, the current exercise price of each Warrant is $14.35.

     On August 29, 1994, the Company and the Warrant Agent amended the Warrant Agreement to provide that, for a period of 65 days from the date of the Prospectus related thereto (the "Reduced Exercise Price Period"), each Warrant would entitle the registered holder thereof to purchase one share of Common Stock, at a price of $7.00 per share. From and after the end of the Reduced Exercise Price Period and until August 26, 1995, the exercise price of the Warrants was $9.00 per share, with the exercise price increasing by $2.00 on each annual anniversary of the Separation Date thereafter. Unless exercised, the Warrants were automatically set to expire under the current Warrant Agreement at 5:00 p.m. New York City time on August 26, 1998.

     The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company, have no right to receive dividends, and have none of the other rights conferred upon stockholders of the Company. The holders of the Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs.

     On July 8, 1998, the Company and the Warrant Agent amended the Warrant Agreement to provide that (a) at 5:00 p.m., New York City time on August 26, 1998, with no action required to be taken by the holders of the Warrants, the Original Expiration Date will be extended (the "Extension") to 5:00 p.m., New York City time, December 31, 1999 (the "Amended Expiration Date"), (b) each Warrant shall be exercisable on and after August 26, 1998, and until the Amended Expiration Date, for 1.07 shares of Common Stock at a price of $14.35 (i.e., the exercise price currently in effect), subject only to the Antidilution Provisions (the "Price Amendment"), and (c) the Company has the right, but not the obligation, at any time after the Original Expiration Date, to redeem, at any time or from time to time, any or all of the Warrants (the "Call" and, together with the Extension and the Price Amendment, the "Amendments"); provided, however, the Company may exercise the Call only if (i) the average trading price of the shares of the Company's Common Stock, as reported by the National Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), for any period of ten consecutive trading days (not including any days on which the Nasdaq is open for trading, but there are no purchases or sales of Common Stock), has traded at not less than $16.00 per share, and (ii) the Company has given not less than 20 days written notice to the holders of Warrants indicating the Company's election to exercise the Call. Following a Call, any Warrants that were called that remain unexercised at the end of the 20-day notice period will be redeemed promptly thereafter at a redemption price of $.001 per Warrant, payable by the Company in cash.

     The holders of Warrants need take no action in connection with the Amendments to the Warrant Agreement, which apply to all outstanding Warrants. The holders of Warrants need not turn in the certificates evidencing the Warrants that do not reflect the Amendments (the "Original Warrant
Certificates") even after the Original Expiration Date. However, after the Original Expiration Date, any holders of Warrants has the right, but not the obligation, at its election, to surrender Original Warrant Certificates to the Warrant Agent which will thereupon be replaced with certificates evidencing Warrants containing the Amendments (the "Revised Warrant Certificates"). In addition, after the Original Expiration Date, Revised Warrant Certificates will be issued in connection with (a) any transfer of Warrants evidenced by Original Warrant Certificates or (b) a partial exercise of Warrants evidenced by Original Warrant Certificates.


                                 USE OF PROCEEDS

     The Company will use the net proceeds of any exercise of Warrants (approximately $12,118,322 if all Warrants are exercised, after deducting the expenses of this offering estimated to be $39,500, all of which are payable by the Company) to finance its ongoing clinical trials for drugs and assays, regulatory applications, research and development and working capital and general corporate purposes. The exact allocation of the net proceeds for any of such purposes and the timing of such expenditures will depend on various factors, including primarily the exact number of Warrants exercised at any given time, the Company's timing of its regulatory applications and the timing and results of research and development activities. The net proceeds of the exercise of the Warrants may also be used to finance OXiGENE's participation in certain research and development projects with third parties or to acquire new or additional technologies or companies that complement OXiGENE's business, although no such transactions are presently being discussed or negotiated.

     The Company anticipates that it may need additional financing to carry out its activities until such time as (i) it can commercialize its technologies, either through licensing arrangements or through the sale of products based on its technology, and (ii) revenues from such commercial activities become sufficient to cover the Company's expenditures. The amount and timing of the Company's financing requirements is highly uncertain, and no guarantee can be given that additional financing will be available on terms acceptable to the Company, if at all.

     Pending application of the net proceeds of this offering in the manner set forth above, the Company will invest the net proceeds in short-term, interest-bearing obligations issued by the U.S. Government, its agencies or instrumentalities.


                      MARKET FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     Effective November 19, 1996, the Company's Common Stock and Warrants commenced trading on Nasdaq under the symbols "OXGN" and "OXGNW," respectively. Prior thereto, since the completion of the Company's initial public offering in August 1993, the Company's securities had been listed for quotation on the Nasdaq Small-Cap Market. The Company's shares of Common Stock are also traded on the Stockholm Stock Exchange in Sweden. The following table sets forth the high and low per share and per warrant prices for the Company's Common Stock and Warrants for each quarterly period within the two most recent fiscal years.

                                         Common Stock        Warrants

Calendar Year                           High     Low       High      Low

1996
First Quarter                          $23.38   $ 9.25    $15.50   $ 2.88
Second Quarter                          32.63    17.63     24.00    10.25
Third Quarter                           27.00    17.00      8.00     8.63
Fourth Quarter                          26.70    22.00     15.50    11.00

1997
First Quarter                          $36.25   $22.63    $26.25   $12.25
Second Quarter                          35.00    26.25     25.25    15.56
Third Quarter                           41.88    24.00     29.25    15.25
Fourth Quarter                          29.25    15.25     18.50     6.50

1998
First Quarter                          $18.75   $14.25     $9.38    $5.00
Second Quarter                          19.88     9.50      7.00     2.38
Third Quarter (through July 6, 1998)    12.88    11.75      3.00     2.50

     On July 6, 1998, the last sale price for the Warrants was $2.50 per Warrant and the last sale price for the Common Stock was $11.8125 per share, all as reported by Nasdaq.

     As of July 6, 1998, there were 41 holders of record of the Company's Common Stock and three holders of record of the Company's Warrants. The Company believes, based on the number of proxy statements and related materials distributed in connection with its 1997 Annual Meeting of Stockholders, that there are more than 9,000 beneficial owners of its Common Stock.

     The Company has not declared any cash dividends on its Common Stock since its inception in 1988, and does not intend to pay cash dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the growth and development of its business.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

     The Company has filed with the SEC a post-effective amendment on Form S-3 to a registration statement originally filed on Form S-1 (collectively, and together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the securities that are the subject of this Prospectus (the "Prospectus"), including the shares of Common Stock underlying the Warrants. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                            INCORPORATED BY REFERENCE

     This Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. These documents are available upon request from Mr. David Sherris, OXiGENE, Inc., One Copley Place, Suite 602, Boston, MA 02116, telephone (617) 536-9500.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is being delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to which are incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

     (a) OXiGENE's Annual Report on Form 10-K for the year ended December 31, 1997 (including all amendments thereto) (the "Annual Report").

     (b) OXiGENE's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998 (including all amendments thereto).

     All documents filed by OXiGENE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other matters will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.


                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such term as experts in accounting and auditing.

     No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the shares of Common Stock offered by this Prospectus, by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such offer or sell or solicitation. Neither the delivery of the Prospectus nor any distribution of shares pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference herein or in the affairs of the Company since the date of this Prospectus.

                                TABLE OF CONTENTS

                                                                            PAGE

THE COMPANY...................................................................3

RISK FACTORS..................................................................6

PLAN OF DISTRIBUTION.........................................................10

INFORMATION AGENT............................................................11

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS...............................11

DESCRIPTION OF SECURITIES....................................................13

USE OF PROCEEDS..............................................................15

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS........15

AVAILABLE INFORMATION........................................................16

INCORPORATED BY REFERENCE....................................................17

LEGAL MATTERS................................................................18

EXPERTS......................................................................18

                                     PART II

Item 14.  Other Expenses of Issuance and Distribution.

     The fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock being registered are estimated as follows:

                                                                          Amount
                                                                          ------

         Accounting Fees and Expenses.........................            $3,500
         Legal Fees and Expenses..............................            32,500
         Blue Sky Filing Fees and Expenses....................             1,000
         Miscellaneous  expenses,   including  the  Information
         Agent and Warrant Agent fees and expenses............             2,500
                                                                           -----


                  Total.......................................           $39,500
                                                                         -------



Item 15.  Indemnification of Directors and Officers.

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporate Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense or any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)7 of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Article IX, Section 3 of the Company By-Laws provides as follows:

          "SECTION 3. Indemnification. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers, employees and agents and any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters."

                  ARTICLE  NINTH  of  the  Company's  Restated   Certificate  of
Incorporation provides as follows:

          "To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

     The Underwriting Agreement dated August 26, 1993 between the Company and RAS Securities Corp. and ABD Securities Corporation, as representatives of the several underwriters named in Schedule A thereto (the "Underwriters"), contains provisions under which the Company and the Underwriters have agreed to indemnify each other (including officers and directors of the Company) against certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company has entered into indemnification agreements with each of its directors and executive officers. The Company has obtained director and officer liability insurance.

Item 16.  Exhibits

          4.1* Form of Warrant Agreement between the Company and American Stock Transfer Trust Company as Transfer Agent and Warrant Registrant ("AST") (including form of Warrant Certificate).

          4.2**   Amendment to Warrant  Agreement  dated September 19, 1994,
                  between  the  Company   and  AST   amending   the  Warrant
                  Agreement.

          4.3*** Amendment to Warrant Agreement dated July 8, 1998, between the Company and AST amending the Warrant Agreement.

          5.1     Legality Opinion of Cadwalader, Wickersham & Taft.

          23.1    Consent of Ernst & Young LLP, New York, New York.

          23.2    Consent of Cadwalader, Wickersham & Taft.

          24 Power of Attorney (included on the signature page of this Registration Statement).

          99.1*** Form of Letter to Holders of Warrants.

          99.2*** Form of Questions and Answers about the Amendments of the Warrants.

------------------
         *        Incorporated by reference to the Company's Registration
                  Statement on Form S-1 (File No.
                  33-64968) and any amendments thereto.
         **       Incorporated by reference to the Company's Post-Effective
                  Amendment No. 2 on Form S-3 to Form S-1 Registration
                  Statement, dated September 30, 1994.
         ***      Previously filed.


Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 15, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time its was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stockholm, Sweden or in the City of New York, New York, on July 22, 1998.

                            OXiGENE, INC.


                            By:  /s/ Bjorn Nordenvall
                                 --------------------
                                     Bjorn Nordenvall
                                     President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bjorn Nordenvall and Bo Haglund and each or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them or their substitutes, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                Signature                                 Title                                 Date

                                         President, Chief Executive Officer                 July 22, 1998
/s/ Bjorn Nordenvall                     and Director (principal executive
--------------------                                     officer)
Bjorn Nordenvall

                                                 Chief Financial Officer                    July 22, 1998
/s/ Bo Haglund
--------------------
Bo Haglund

                                                         Director                           July __, 1998
--------------------
Marvin H. Caruthers

                                                         Director                           July __, 1998
--------------------
Michael Ionata

                                                         Director                           July 22, 1998
/s/ Arthur Laffer
--------------------
Arthur Laffer

                                                         Director                           July 22, 1998
/s/ Ronald W. Pero
--------------------
Ronald W. Pero

                                                         Director                           July __, 1998
--------------------
Per-Olof Soderberg

                                                         Director                           July 22, 1998
/s/ Gerald A. Eppner
 --------------------
Gerald A. Eppner